Maine Yankee Atomic Power Company
            STATEMENT OF INCOME AND RETAINED EARNINGS
                           (Unaudited)
                      (Dollars in Thousands)

                                             Pro Forma     Final
                                            Adjustments     Pro
                                              Showing      Forma
                                  12 MTD     Effect of    12 MTD
                                 9/30/96    STD Issues    9/30/96

ELECTRIC OPERATING REVENUES      $181,667    $   0       $181,667
				  _______     ________    _______

OPERATING EXPENSE
   Fuel
      Amortization                 10,976                  10,976
      Disposal Cost                 5,398                   5,398
   Operation                       74,744                  74,744
   Maintenance                     29,722                  29,722
   Depreciation                    17,957                  17,957
   Decommissioning                 14,900                  14,900
   Taxes
      Federal and State
      Income                       (1,533)                 (1,533)
      Local Property               11,941                  11,941
				  _______     ________    _______
         Total Operating
         Expenses                 164,105        0        164,105
				  _______     ________    _______

OPERATING INCOME                   17,562        0         17,562

OTHER INCOME (EXPENSE)
   Allowance for Equity Funds
   Used
      During Construction             151                     151
      For Nuclear Fuel                  -                       -
   Other, Net                       5,362                   5,362
				  _______     ________    _______

INCOME BEFORE INTEREST
CHARGES                            23,075        0         23,075
				  _______     ________    _______

INTEREST CHARGES
   Long-Term Debt                   7,487                   7,487
   Fuel Disposal Liability          6,078                   6,078
   Fuel Financing Notes             1,083                   1,083
   Other Interest Charges             396                     396
   Allowance for Borrowed
   Funds
     Used During Construction        (176)                   (176)
     For Nuclear Fuel                 (62)                    (62)
				  _______     ________    _______
         Total Interest
         Charges                   14,806        0         14,806
				  _______     ________    _______

NET INCOME                          8,269                   8,269

RETAINED EARNINGS - BEGINNING
OF PERIOD                           3,684                   3,684

PREFERRED DIVIDENDS DECLARED        1,481                   1,481

COMMON DIVIDENDS DECLARED           6,675                   6,675
				  _______     ________    _______

RETAINED EARNINGS - END OF
PERIOD                           $  3,797    $   0       $  3,797
				  _______     ________    _______